Exhibit 99.1

CENCORA REPORTS FISCAL 2024 THIRD QUARTER RESULTS
Revenue of $74.2 billion for the Third Quarter, a 10.9 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $2.42 and Adjusted Diluted EPS of $3.34
Adjusted Diluted EPS Guidance Range Raised to $13.55 to $13.65 for Fiscal 2024

CONSHOHOCKEN, PA, July 31, 2024 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2024 third quarter ended June 30, 2024, revenue increased 10.9 percent year-over-year to $74.2 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.42 for the third quarter of fiscal 2024 compared to $2.35 in the prior year third quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 14.4 percent to $3.34 in the fiscal third quarter from $2.92 in the prior year third quarter.

Cencora is updating its outlook for fiscal year 2024. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2024 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $13.35 to $13.55 to a range of $13.55 to $13.65.

“We are pleased to raise our fiscal 2024 guidance following Cencora’s strong third quarter results, as our purpose-driven team members exhibited another quarter of solid execution against our pharmaceutical-centric strategy,” said Steven H. Collis, Chairman, President & Chief Executive Officer of Cencora.

“Throughout my time as Cencora’s CEO, our strategic positioning at the center of healthcare has allowed our company to capitalize on market growth and innovation while enhancing our capabilities to help our customers navigate the complexity of the ever-changing healthcare environment," Mr. Collis continued. “As I move into my new role as Executive Chairman of the Board on October 1st, I am incredibly proud of the growth and evolution of our enterprise, and as COO Bob Mauch concurrently transitions into his new role of CEO, I am confident that Cencora will continue to drive long-term value creation for its partners and stakeholders.”

Third Quarter Fiscal Year 2024 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$74.2B	$74.2B
Gross Profit	$2.4B	$2.4B
Operating Expenses	$1.7B	$1.5B
Operating Income	$672M	$878M
Interest Expense, Net	$31M	$31M
Effective Tax Rate	22.4%	21.0%
Net Income Attributable to Cencora, Inc.	$483M	$668M
Diluted Earnings Per Share	$2.42	$3.34
Diluted Shares Outstanding	200.0M	200.0M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2024, revenue was $74.2 billion, up 10.9 percent compared to the same quarter in the previous fiscal year, primarily due to a 12.2 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Gross Profit: Gross profit in the third quarter of fiscal 2024 was $2.4 billion, a 6.5 percent increase compared to the same period in the previous fiscal year, due primarily to the increase in gross profit in the U.S. Healthcare Solutions segment and a lower Turkey highly inflationary impact on inventory, offset in part by lower gains from antitrust litigation settlements. Gross profit as a percentage of revenue was 3.25 percent, a decrease of 13 basis points from the prior year quarter due to the decline in U.S. Healthcare Solutions gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins.

•Operating Expenses: In the third quarter of fiscal 2024, operating expenses were $1.7 billion, a 9.0 percent increase compared to the same quarter in the previous fiscal year, primarily due to a litigation and opioid-related expense in the current year period compared to a credit in the prior year quarter, and an increase in distribution, selling, and administrative expenses to support revenue growth.

•Operating Income: In the third quarter of fiscal 2024, operating income of $672.5 million was essentially flat compared to the same period in the previous fiscal year due to the increase in gross profit, offset by the increase in operating expenses. Operating income as a percentage of revenue was 0.91 percent in the third quarter of fiscal 2024, a decrease of 9 basis points when compared to the prior year quarter due to the decline in gross profit margin.

•Interest Expense, Net: In the third quarter of fiscal 2024, net interest expense of $31.3 million decreased 45.9 percent compared to the same quarter in the previous fiscal year due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances, and a decrease in interest expense driven by decreased variable-rate borrowings and the September 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Effective Tax Rate: The effective tax rate was 22.4 percent for the third quarter of fiscal 2024. The effective tax rate was 21.3 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.42 in the third quarter of fiscal 2024, a 3.0 percent increase compared to $2.35 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2024 were 200.0 million, a decrease of 2.1 percent versus the prior fiscal year third quarter primarily due to share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2024, revenue was $74.2 billion, up 10.9 percent compared to the same quarter in the previous fiscal year, primarily due to a 12.2 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the third quarter of fiscal 2024 was $2.4 billion, a 6.2 percent increase compared to the same period in the previous fiscal year due to the increase in gross profit in the U.S. Healthcare Solutions segment. Adjusted gross profit as a percentage of revenue was 3.19 percent in the fiscal 2024 third quarter, a decrease of 14 basis points from the prior year quarter due to the decline in U.S. Healthcare Solutions gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins.

•Adjusted Operating Expenses: In the third quarter of fiscal 2024, adjusted operating expenses were $1.5 billion, a 5.9 percent increase compared to the same period in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses to support revenue growth.

•Adjusted Operating Income: In the third quarter of fiscal 2024, adjusted operating income was $877.7 million, a 6.7 percent increase compared to the same period in the prior fiscal year, driven by a 9.9 percent increase in U.S. Healthcare Solutions, partially offset by a 4.1 percent decrease in International Healthcare Solutions. Adjusted operating income as a percentage of revenue was 1.18 percent in the fiscal 2024 third quarter, a decrease of 5 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the third quarter of fiscal 2024, net interest expense of $31.3 million decreased 45.9 percent compared to the same quarter in the previous fiscal year due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances, and a decrease in interest expense driven by decreased variable-rate borrowings and the September 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the third quarter of fiscal 2024 compared to 21.5 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.34 in the third quarter of fiscal 2024, a 14.4 percent increase compared to $2.92 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2024 were 200.0 million, a decrease of 2.1 percent versus the prior fiscal year third quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $67.2 billion in the third quarter of fiscal 2024, an increase of 12.2 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class and increased sales of specialty products to physician practices and health systems. Segment operating income of $698.3 million in the third quarter of fiscal 2024 was up 9.9 percent compared to the same period in the previous fiscal year reflecting an increase in gross profit, partially offset by an increase in operating expenses.

International Healthcare Solutions

    International Healthcare Solutions revenue of $7.1 billion in the third quarter of fiscal 2024 was flat compared to the previous fiscal year’s third quarter. Segment operating income in the third quarter of fiscal 2024 was $179.4 million, a decrease of 4.1 percent, primarily due to higher information technology expenses in our European distribution business and lower operating income at our global specialty logistics business, partially offset by the positive results of our Canadian business. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 5.8 percent and 0.8 percent, respectively.

Recent Company Highlights & Milestones

•Cencora hosted its inaugural ThinkLive Cell and Gene Therapy Summit, assembling leaders from across the healthcare and biopharmaceutical industries to explore the latest developments in Cell and Gene Therapy and strategies to drive commercial success and enhance patient access.
•Good Neighbor Pharmacy, a national franchise for independent pharmacies offered through Cencora, announced that it has been ranked "#1 in Customer Satisfaction with Chain Drug Store Pharmacies" in the J.D. Power 2024 U.S. Pharmacy Study. This is the thirteenth time that Good Neighbor Pharmacy has earned this recognition in the last 15 years and the network's eighth consecutive win. In July, Good Neighbor Pharmacy hosted its annual ThoughtSpot tradeshow conference, which provided members the opportunity to collaborate, learn and discover new resources to help them deliver patient care and advance the health of their communities.
•Disability:IN announced that Cencora earned the recognition of a “Best Place to Work for Disability Inclusion” for the second year in a row based on the company’s score on the Disability Equality Index.
Fiscal Year 2024 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2024 Expectations on an Adjusted (non-GAAP) Basis

Cencora is updating its fiscal year 2024 financial guidance to reflect expected continued strong business performance in the U.S. Healthcare Solutions segment, tapered expectations in the International Healthcare Solutions segment and a lower net interest expense. The Company now expects:

•Revenue growth to be approximately 12 percent, from the previous range of 10 to 12 percent;
◦U.S. Healthcare Solutions revenue growth to be in the range of 12 to 13 percent, from the previous range of 11 to 13 percent;
◦International Healthcare Solutions revenue growth to be in the range of 4 to 6 percent, from the previous range of 4 to 7 percent;

•Adjusted diluted earnings per share to be in the range of $13.55 to $13.65, up from the previous range of $13.35 to $13.55.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 10 to 11 percent, from the previous range of 9 to 11 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 11 to 12 percent, from the previous range of 10 to 12 percent;
◦International Healthcare Solutions segment operating income growth to be in the range of 5 to 7 percent, from the previous range of 5 to 8 percent;
•Net interest expense to be in the range of $170 million to $190 million, from the previous range of $185 million to $215 million;
•Adjusted free cash flow to be in the range of $2.5 billion to $3.0 billion, up from the previous expectation of approximately $2.5 billion; and
•Weighted average diluted shares outstanding are expected to be under 201 million, from the previous range of approximately 201 to 202 million;

For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.51 per common share, payable August 26, 2024, to stockholders of record at the close of business on August 9, 2024.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on July 31, 2024. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:
•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer
•Robert P. Mauch, Executive Vice President & Chief Operating Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 393872. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 371683.

Upcoming Investor Event

Cencora management will be attending the following investor events in the coming months:

•Morgan Stanley Global Healthcare Conference, September 5, 2024;
•Wells Fargo Healthcare Conference, September 6, 2024; and
•Baird Healthcare Conference, September 11, 2024.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” "expect," “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included in (i) the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September, 30, 2023 and elsewhere in that report and (ii) other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2024	% of Revenue	Three Months Ended June 30, 2023	% of Revenue	% Change
Revenue	$74,241,353		$66,947,043		10.9%

Cost of goods sold	71,830,576		64,682,397		11.1%

Gross profit [1]	2,410,777	3.25%	2,264,646	3.38%	6.5%

Operating expenses:
Distribution, selling, and administrative	1,383,206	1.86%	1,304,141	1.95%	6.1%
Depreciation and amortization	272,595	0.37%	274,272	0.41%	(0.6)%
Litigation and opioid-related expenses (credit), net [2]	14,485		(67,102)
Acquisition-related deal and integration expenses	25,758		19,283
Restructuring and other expenses	42,257		63,924
Total operating expenses	1,738,301	2.34%	1,594,518	2.38%	9.0%

Operating income	672,476	0.91%	670,128	1.00%	0.4%

Other loss, net	12,814		3,436
Interest expense, net	31,328		57,864		(45.9)%

Income before income taxes	628,334	0.85%	608,828	0.91%	3.2%

Income tax expense	140,740		129,615

Net income	487,594	0.66%	479,213	0.72%	1.7%

Net (income) loss attributable to noncontrolling interests	(4,131)		368

Net income attributable to Cencora, Inc.	$483,463	0.65%	$479,581	0.72%	0.8%

Earnings per share:
Basic	$2.44		$2.37		3.0%
Diluted	$2.42		$2.35		3.0%

Weighted average common shares outstanding:
Basic	198,260		202,349		(2.0)%
Diluted	200,047		204,375		(2.1)%
 ________________________________________

1    Includes a $51.6 million gain from antitrust litigation settlements, a $6.8 million LIFO expense, and Turkey foreign currency remeasurement expense of $3.6 million in the three months ended June 30, 2024. Includes a $118.6 million gain from antitrust litigation settlements, a $35.0 million LIFO expense, and Turkey foreign currency remeasurement expense of $50.6 million in the three months ended June 30, 2023.
2    Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow in the three months ended June 30, 2023.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2024	% of Revenue	Nine Months Ended June 30, 2023	% of Revenue	% Change
Revenue	$214,908,493		$193,251,080		11.2%

Cost of goods sold	207,490,881		186,545,039		11.2%

Gross profit [1]	7,417,612	3.45%	6,706,041	3.47%	10.6%

Operating expenses:
Distribution, selling, and administrative	4,170,763	1.94%	3,916,156	2.03%	6.5%
Depreciation and amortization	814,930	0.38%	687,678	0.36%	18.5%
Litigation and opioid-related expenses (credit), net [2]	161,553		(38,583)
Acquisition-related deal and integration expenses	69,431		99,392
Restructuring and other expenses	152,325		177,608
Total operating expenses	5,369,002	2.50%	4,842,251	2.51%	10.9%

Operating income	2,048,610	0.95%	1,863,790	0.96%	9.9%

Other loss (income), net	33,790		(18,612)
Interest expense, net	136,022		167,989		(19.0)%

Income before income taxes	1,878,798	0.87%	1,714,413	0.89%	9.6%

Income tax expense	366,991		330,817

Net income	1,511,807	0.70%	1,383,596	0.72%	9.3%

Net (income) loss attributable to noncontrolling interests	(6,069)		11,132

Net income attributable to Cencora, Inc.	$1,505,738	0.70%	$1,394,728	0.72%	8.0%

Earnings per share:
Basic	$7.56		$6.87		10.0%
Diluted	$7.49		$6.80		10.1%

Weighted average common shares outstanding:
Basic	199,253		202,908		(1.8)%
Diluted	201,025		204,995		(1.9)%
 ________________________________________

1    Includes a $108.6 million gain from antitrust litigation settlements, a $64.4 million LIFO credit, and Turkey foreign currency remeasurement expense of $43.9 million in the nine months ended June 30, 2024. Includes a $168.5 million gain from antitrust litigation settlements, a $114.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $59.0 million in the nine months ended June 30, 2023.
2 The nine months ended June 30, 2024 includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements. The nine months ended June 30, 2023 includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,410,777	$1,738,301	$672,476	$628,334	$140,740	$483,463	$2.42
Gains from antitrust litigation settlements	(51,605)	—	(51,605)	(51,605)	(12,095)	(39,510)	(0.20)
LIFO expense	6,839	—	6,839	6,839	2,499	4,340	0.02
Turkey highly inflationary impact	3,636	—	3,636	4,535	—	4,535	0.02
Acquisition-related intangibles amortization	—	(163,850)	163,850	163,850	36,729	126,687	0.63
Litigation and opioid-related expenses	—	(14,485)	14,485	14,485	4,811	9,674	0.05
Acquisition-related deal and integration expenses	—	(25,758)	25,758	25,758	5,438	20,320	0.10
Restructuring and other expenses	—	(42,257)	42,257	42,257	9,706	32,551	0.16
Loss on remeasurement of equity investment	—	—	—	13,321	—	13,321	0.07
Other, net	—	—	—	4,638	820	3,818	0.02
Tax reform [1]	—	—	—	(536)	(9,753)	9,217	0.05
Adjusted Non-GAAP	$2,369,647	$1,491,951	$877,696	$851,876	$178,895	$668,416	$3.34

Adjusted Non-GAAP % change vs. prior year	6.2%	5.9%	6.7%	12.1%	9.5%	12.1%	14.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.25%	3.19%
Operating expenses	2.34%	2.01%
Operating income	0.91%	1.18%

________________________________________

1    Includes tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,264,646	$1,594,518	$670,128	$608,828	$129,615	$479,581	$2.35
Gains from antitrust litigation settlements	(118,611)	—	(118,611)	(118,611)	(27,518)	(91,093)	(0.45)
LIFO expense	34,952	—	34,952	34,952	8,037	26,915	0.13
Turkey highly inflationary impact	50,580	—	50,580	57,581	—	57,581	0.28
Acquisition-related intangibles amortization	—	(169,154)	169,154	169,154	39,087	129,098	0.63
Litigation and opioid-related credit, net [1]	—	67,102	(67,102)	(67,102)	3,750	(70,852)	(0.35)
Acquisition-related deal and integration expenses	—	(19,283)	19,283	19,283	4,393	14,890	0.07
Restructuring and other expenses	—	(63,924)	63,924	63,924	14,733	49,191	0.24
Recovery of non-customer note receivable	—	—	—	(3,000)	—	(3,000)	(0.01)
Tax reform [2]	—	—	—	(4,823)	(8,748)	3,925	0.02
Adjusted Non-GAAP	$2,231,567	$1,409,259	$822,308	$760,186	$163,349	$596,236	$2.92	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.38%	3.33%
Operating expenses	2.38%	2.11%
Operating income	1.00%	1.23%

________________________________________

1    Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

2 Includes tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss, Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$7,417,612	$5,369,002	$2,048,610	$1,878,798	$366,991	$1,505,738	$7.49
Gains from antitrust litigation settlements	(108,567)	—	(108,567)	(108,567)	(26,810)	(81,757)	(0.41)
LIFO credit	(64,441)	—	(64,441)	(64,441)	(15,914)	(48,527)	(0.24)
Turkey highly inflationary impact	43,915	—	43,915	44,664	—	44,664	0.22
Acquisition-related intangibles amortization	—	(494,373)	494,373	494,373	122,086	370,985	1.85
Litigation and opioid-related expenses, net [1]	—	(161,553)	161,553	161,553	43,876	117,677	0.59
Acquisition-related deal and integration expenses	—	(69,431)	69,431	69,431	17,146	52,285	0.26
Restructuring and other expenses	—	(152,325)	152,325	152,325	33,622	118,703	0.59
Loss on remeasurement of equity investment	—	—	—	24,752	—	24,752	0.12
Other, net	—	—	—	11,010	1,627	9,383	0.05
Tax reform and discrete tax items [2]	—	—	—	(3,991)	14,989	(18,980)	(0.09)
Adjusted Non-GAAP	$7,288,519	$4,491,320	$2,797,199	$2,659,907	$557,613	$2,094,923	$10.42	[3]

Adjusted Non-GAAP % change vs. prior year	8.6%	6.4%	12.4%	14.4%	20.9%	12.0%	14.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.45%	3.39%
Operating expenses	2.50%	2.09%
Operating income	0.95%	1.30%

________________________________________

1 Includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization), tax expense relating to 2020 Swiss tax reform, and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$6,706,041	$4,842,251	$1,863,790	$1,714,413	$330,817	$1,394,728	$6.80
Gains from antitrust litigation settlements	(168,510)	—	(168,510)	(168,510)	(39,175)	(129,335)	(0.63)
LIFO expense	114,272	—	114,272	114,272	26,566	87,706	0.43
Turkey highly inflationary impact	59,019	—	59,019	66,022	—	66,022	0.32
Acquisition-related intangibles amortization	—	(381,146)	381,146	381,146	88,609	289,426	1.41
Litigation and opioid-related credit, net [1]	—	38,583	(38,583)	(38,583)	10,412	(48,995)	(0.24)
Acquisition-related deal and integration expenses	—	(99,392)	99,392	99,392	23,107	76,285	0.37
Restructuring and other expenses	—	(177,608)	177,608	177,608	41,290	136,318	0.66
Foreign currency gain	—	—	—	(5,663)	—	(5,663)	(0.03)
Recovery of non-customer note receivable	—	—	—	(4,148)	—	(4,148)	(0.02)
Tax reform [2]	—	—	—	(11,462)	(20,356)	8,894	0.04
Adjusted Non-GAAP	$6,710,822	$4,222,688	$2,488,134	$2,324,487	$461,270	$1,871,238	$9.13	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.47%	3.47%
Operating expenses	2.51%	2.19%
Operating income	0.96%	1.29%
________________________________________

1 Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

2 Tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$67,191,598	$59,900,199	12.2%
International Healthcare Solutions	7,051,876	7,047,777	0.1%
Intersegment eliminations	(2,121)	(933)
Revenue	$74,241,353	$66,947,043	10.9%

	Three Months Ended June 30,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$698,305	$635,176	9.9%
International Healthcare Solutions	179,391	187,132	(4.1)%
Total segment operating income	877,696	822,308	6.7%

Gains from antitrust litigation settlements	51,605	118,611
LIFO expense	(6,839)	(34,952)
Turkey highly inflationary impact	(3,636)	(50,580)
Acquisition-related intangibles amortization	(163,850)	(169,154)
Litigation and opioid-related (expenses) credit, net	(14,485)	67,102
Acquisition-related deal and integration expenses	(25,758)	(19,283)
Restructuring and other expenses	(42,257)	(63,924)
Operating income	$672,476	$670,128	0.4%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.30%	2.36%
Operating expenses	1.26%	1.29%
Operating income	1.04%	1.06%

International Healthcare Solutions
Gross profit	11.68%	11.65%
Operating expenses	9.14%	8.99%
Operating income	2.54%	2.66%

Cencora, Inc. (GAAP)
Gross profit	3.25%	3.38%
Operating expenses	2.34%	2.38%
Operating income	0.91%	1.00%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.19%	3.33%
Adjusted operating expenses	2.01%	2.11%
Adjusted operating income	1.18%	1.23%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$193,668,297	$172,830,234	12.1%
International Healthcare Solutions	21,245,488	20,423,990	4.0%
Intersegment eliminations	(5,292)	(3,144)
Revenue	$214,908,493	$193,251,080	11.2%

	Nine Months Ended June 30,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$2,237,493	$1,963,729	13.9%
International Healthcare Solutions	559,706	524,405	6.7%
Total segment operating income	2,797,199	2,488,134	12.4%

Gains from antitrust litigation settlements	108,567	168,510
LIFO credit (expense)	64,441	(114,272)
Turkey highly inflationary impact	(43,915)	(59,019)
Acquisition-related intangibles amortization	(494,373)	(381,146)
Litigation and opioid-related (expenses) credit, net	(161,553)	38,583
Acquisition-related deal and integration expenses	(69,431)	(99,392)
Restructuring and other expenses	(152,325)	(177,608)
Operating income	$2,048,610	$1,863,790	9.9%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.48%	2.52%
Operating expenses	1.32%	1.38%
Operating income	1.16%	1.14%

International Healthcare Solutions
Gross profit	11.73%	11.57%
Operating expenses	9.10%	9.00%
Operating income	2.63%	2.57%

Cencora, Inc. (GAAP)
Gross profit	3.45%	3.47%
Operating expenses	2.50%	2.51%
Operating income	0.95%	0.96%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.39%	3.47%
Adjusted operating expenses	2.09%	2.19%
Adjusted operating income	1.30%	1.29%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$3,306,200	$2,592,051
Accounts receivable, net	24,051,478	20,911,081
Inventories	18,301,546	17,454,768
Right to recover assets	1,143,731	1,314,857
Prepaid expenses and other	504,307	526,069
Total current assets	47,307,262	42,798,826

Property and equipment, net	2,080,879	2,135,171
Goodwill and other intangible assets	13,624,563	14,005,900
Deferred income taxes	229,653	200,667
Other long-term assets	3,530,066	3,418,182

Total assets	$66,772,423	$62,558,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,883,049	$45,836,037
Accrued expenses and other	2,525,710	2,353,817
Short-term debt	565,108	641,344
Total current liabilities	52,973,867	48,831,198

Long-term debt	4,165,910	4,146,113

Accrued income taxes	332,364	310,676
Deferred income taxes	1,607,661	1,657,944
Accrued litigation liability	4,697,695	5,061,795
Other long-term liabilities	1,934,423	1,884,733

Total equity	1,060,503	666,287

Total liabilities and stockholders’ equity	$66,772,423	$62,558,746

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2024	2023
Operating Activities:
Net income	$1,511,807	$1,383,596
Adjustments to reconcile net income to net cash provided by operating activities	897,333	899,803
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(3,085,563)	(2,249,881)
Inventories	(835,633)	(1,369,977)
Accounts payable	4,112,542	3,513,686
Other, net	(116,180)	(92,704)
Net cash provided by operating activities	2,484,306	2,084,523

Investing Activities:
Capital expenditures	(304,849)	(282,862)
Cost of acquired companies, net of cash acquired [1]	(24,487)	(1,409,681)
Cost of equity investments [2]	(14,981)	(737,025)
Non-customer note receivable	(50,000)	—
Other, net	18,106	10,544
Net cash used in investing activities	(376,211)	(2,419,024)

Financing Activities:
Net debt repayments	(31,921)	(581,557)
Purchases of common stock	(986,388)	(907,214)
Exercises of stock options	31,560	50,078
Cash dividends on common stock	(315,223)	(300,413)
Employee tax withholdings related to restricted share vesting	(60,121)	(71,059)
Other, net	(11,641)	(5,099)
Net cash used in financing activities	(1,373,734)	(1,815,264)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(10,854)	104,479

Increase (decrease) in cash, cash equivalents, and restricted cash	723,507	(2,045,286)

Cash, cash equivalents, and restricted cash at beginning of period [3]	2,752,889	3,593,539

Cash, cash equivalents, and restricted cash at end of period [3]	$3,476,396	$1,548,253

________________________________________
1 Includes $1,406.3 million for the acquisition of PharmaLex in the nine months ended June 30, 2023.
2 Includes a $718.4 million investment in OneOncology in the nine months ended June 30, 2023.
3 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2024	September 30, 2023	June 30, 2023	September 30, 2022
Cash and cash equivalents	$3,306,200	$2,592,051	$1,389,345	$3,388,189
Restricted cash (included in Prepaid Expenses and Other)	104,463	97,722	96,623	144,980
Restricted cash (included in Other Long-Term Assets)	65,733	63,116	62,285	60,370
Cash, cash equivalents, and restricted cash	$3,476,396	$2,752,889	$1,548,253	$3,593,539

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, net that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on remeasurement of an equity investment, the recovery of a non-customer note receivable, a foreign currency gain, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense for the nine months ended June 30, 2024 and 2023. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; the loss on remeasurement of an equity investment; recovery of a non-customer note receivable; a foreign currency gain; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items, and the per share impact of certain expenses relating to 2020 Swiss tax reform for the nine months ended June 30, 2024 and 2023 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the nine months ended June 30, 2024, adjusted free cash flow of $2,308.6 million consisted of net cash provided by operating activities of $2,484.3 million plus $237.7 million for the prepayment of a future obligation as permitted under our opioid settlement agreements, minus capital expenditures of $304.8 million and gains from antitrust litigation settlements of $108.6 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the third quarter of fiscal 2024, (i) revenue of $74.2 billion was negatively impacted by foreign currency translation of $407.8 million, resulting in revenue on a constant currency basis of $74.6 billion, and (ii) operating income of $877.7 million was negatively impacted by foreign currency translation of $9.2 million, resulting in operating income on a constant currency basis of $886.9 million. For the third quarter of fiscal 2024 in the International Healthcare Solutions segment, (i) revenue of $7.1 billion was negatively impacted by foreign currency translation of $407.8 million, resulting in revenue on a constant currency basis of $7.5 billion, and (ii) operating income of $179.4 million was negatively impacted by foreign currency translation of $9.2 million, resulting in operating income on a constant currency basis of $188.6 million. For the nine months ended June 30, 2024 (i) revenue of $214.9 billion was negatively impacted by foreign currency translation of $831.4 million, resulting in revenue on a constant currency basis of $215.7 billion, and (ii) operating income of $2,797.2 million was negatively impacted by foreign currency translation of $37.7 million, resulting in operating income on a constant currency basis of $2,835.0 million. For the nine months ended June 30, 2024, in the International Healthcare Solutions segment, (i) revenue of $21.2 billion was negatively impacted by foreign currency translation of $831.4 million, resulting in revenue on a constant currency basis of $22.1 billion, and (ii) operating income of $559.7 million was negatively impacted by foreign currency translation of $37.7 million, resulting in operating income on a constant currency basis of $597.4 million.

In addition, the Company has provided non-GAAP fiscal year 2024 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bennett.murphy@cencora.com

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